Exhibit 5.1

December 21, 2004

DOT HILL SYSTEMS CORP.

6305 El Camino Real

Carlsbad, California  92009

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DOT HILL SYSTEMS CORP., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 2,867,261 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), pursuant to the Company’s 2000 Amended and Restated Equity Incentive Plan (the “EIP”) and 2000 Amended and Restated Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined the Registration Statement, the EIP, the ESPP, the Company’s Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate as a basis for this opinion.  We have assumed the genuineness and authenticity of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued by the Company in accordance with the EIP or the ESPP, as applicable, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to any of the Shares issued pursuant to certain deferred payment arrangements under the EIP, which Shares afterward will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Matthew T. Browne
Matthew T. Browne, Esq.